Exhibit 99.1

Cleco Corporate Holdings to acquire NRG South Central Generating

PINEVILLE, La. - Feb. 7, 2018 - Today, Cleco Corporate Holdings LLC (Cleco), owner of regulated electric utility Cleco Power LLC (Cleco Power), announced that it will acquire NRG South Central Generating LLC (South Central), a subsidiary of NRG Energy, Inc., for $1.0 billion.

Under the terms of the agreement, Cleco will acquire eight generating assets totaling 3,555 MW, transmission operations, and contracts to provide wholesale power to nine Louisiana cooperatives, five municipalities across Arkansas, Louisiana and Texas, and one investor-owned utility. The assets will be acquired through a new unregulated subsidiary, Cleco Energy LLC (Cleco Energy). South Central’s assets and employees are currently managed by NRG, a New Jersey-based company. Upon closing, seven of the generation assets will be managed by Cleco, a Louisiana-operated company. The Cottonwood plant in Texas will be leased back to NRG, who will operate it until May 2025.

“The acquisition of South Central demonstrates Cleco’s commitment to being the leading energy company in Louisiana,” said Bill Fontenot, CEO of Cleco Corporate Holdings LLC, Cleco Power LLC and Cleco Energy LLC. “Long-term, our strategy will be to merge the companies under one regulated entity.”

“We are pleased that this acquisition will enable Cleco to significantly increase the scale of its operations in Louisiana,” said Peggy Scott, chair of Cleco’s board of managers. “This will be a seamless transition for customers and employees of both South Central and Cleco.”

Acquisition highlights:

•	Cleco Energy and Cleco Power will remain separate businesses, independently operated and managed by local management located in Louisiana

•	The transaction will significantly increase the scale of Cleco’s operations in Louisiana by more than doubling its generation capacity and increasing the number of end-user customers

•	The transaction will provide Cleco with access to key industrial and residential growth areas

•	The transaction will enable enhanced service through the sharing of operational expertise and management best practices

•	Electricity rates for Cleco Energy and Cleco Power customers will not be impacted

•	Employment levels, employee compensation levels and employee benefits will be maintained for Cleco Power, Cleco Energy and Cleco employees

“Through this transformational acquisition, Cleco will more than double its generation capacity, while providing cost effective and reliable service across Louisiana,” said Fontenot. “This significant investment highlights the commitment of Cleco and its owners to our customers, communities, employees and the state of Louisiana.”

The sale is expected to close before year-end 2018, pending regulatory approvals.

Cleco Corporate Holdings LLC is a regional energy company that conducts substantially all of its business operation through its primary subsidiary, Cleco Power. Cleco Power is a regulated electric utility company that owns nine generating units with a total nameplate capacity of 3,310 MWs and serves approximately 288,000 customers in Louisiana through its retail business and supplies wholesale power in Louisiana and Mississippi.  For more information about Cleco, visit us at www.cleco.com.

Media Contact:
Jennifer Cahill
318-484-7411
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